Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-267182

Pricing Supplement Dated August 18, 2023

HSBC Bank plc $3,487,000 Leveraged Buffered Capped Basket-Linked Notes due October 24, 2025

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (October 24, 2025) is based on the performance of a weighted basket comprised of the EURO STOXX 50® Index (36.00% weighting), the TOPIX® Index (26.00% weighting), the FTSE® 100 Index (17.00% weighting), the Swiss Market Index (12.00% weighting) and the S&P/ASX 200 Index (9.00% weighting) as measured from the trade date to and including the determination date (October 22, 2025). The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket underlier, of: (i) the final index level for such basket underlier divided by (ii) the initial index level for such basket underlier multiplied by (iii) the applicable initial weighted value for such basket underlier. If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive, subject to the maximum settlement amount ($1,506.00 for each $1,000 face amount of your notes). If the final basket level declines by up to 17.50% from the initial basket level, you will receive the face amount of your notes. If the final basket level declines by more than 17.50% from the initial basket level, the return on your notes will be negative. You could lose your entire investment in the notes.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•	if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 2.0 times (c) the basket return, subject to the maximum settlement amount;

•	if the basket return is zero or negative but not below -17.50% (the final basket level is equal to the initial basket level or is less than the initial basket level, but not by more than 17.50%), $1,000; or

•	if the basket return is negative and is below -17.50% (the final basket level is less than the initial basket level by more than 17.50%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.2121 times (b) the sum of the basket return plus 17.50% times (c) $1,000.

Declines in one basket underlier may offset increases in the other basket underliers. Due to the unequal weighting of each basket underlier, the performances of the EURO STOXX 50® Index, the TOPIX® Index and the FTSE® 100 Index will have a significantly larger impact on your return on the notes than the performance of the Swiss Market Index or the S&P/ASX 200 Index.

Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-16 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement. The notes will not be listed on any U.S. securities exchange or automated quotation system. Any payments on the notes are subject to the credit risk of HSBC Bank plc.

Any payment on the notes, including any repayment of principal, is not guaranteed by any third party and is subject to the risk of exercise of any U.K. Bail-in Power (as described on page PS-8 of this document) by a relevant U.K. resolution authority. If HSBC Bank plc were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by a relevant U.K. resolution authority, you might not receive all or part of any amounts owed to you under the notes. See “Consent to U.K. Bail-in Power” and “Risk Factors” in this document and “Risk Factors” in the accompanying Prospectus Supplement for more information.

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between HSBC Bank plc and any holder or beneficial owner of the notes, by acquiring the notes, each holder and beneficial owner of the notes acknowledges, accepts and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by any relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-8 of this document.

The Estimated Initial Value of the notes on the trade date is $993.00 per note, which is less than the price to public. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-6 and “Risk Factors” beginning on page PS-16 of this document for further information.

	Price to Public[1]	Underwriting Discount	Proceeds to Issuer
Per note / Total	$1,000 / $3,487,000	$0 / $0	$1,000 / $3,487,000

1 HSBC Securities (USA) Inc. will purchase the notes from us at the price to public for distribution to other registered broker-dealers. Neither HSBC Bank plc. nor any of its affiliates will pay any underwriting discount in connection with the distribution of the notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-29 of this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. The notes are not bank deposits, are not covered by the U.K. Financial Services Compensation Scheme and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

HSBC Securities (USA) Inc.

The price to public, underwriting discount and proceeds to issuer listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at prices to public and with underwriting discounts and proceeds to issuer that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the price to public you pay for such notes.

HSBC Securities (USA) Inc. or any of its affiliates or agents may use this pricing supplement in the initial sale of the notes. In addition, HSBC Securities (USA) Inc. or any of its affiliates or agents may use this final pricing supplement in a market-making transaction in a note after its initial sale. Unless HSBC Securities (USA) Inc. or any of its affiliates or agents informs the purchaser otherwise in the confirmation of sale, this final pricing supplement is being used in a market-making transaction.

About Your Prospectus

You should read this pricing supplement together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

•       Equity Index Underlying Supplement Dated August 31, 2022

•       Prospectus Supplement Dated August 31, 2022

•       Prospectus Dated August 31, 2022

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC Bank plc. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the Equity Index Underlying Supplement.

This section is meant as a summary and should be read in conjunction with the prospectus, the prospectus supplement and the Equity Index Underlying Supplement. This pricing supplement supersedes any conflicting provisions of the documents listed above.

Key Terms

Issuer:	HSBC Bank plc
Basket Underliers:	The EURO STOXX 50® Index (Bloomberg symbol, “SX5E”), as published by STOXX Limited (“STOXX”); the TOPIX® Index (Bloomberg symbol, “TPX”), as maintained by the Tokyo Stock Exchange, Inc. (“TSE”); the FTSE® 100 Index (Bloomberg symbol, “UKX”), as published by FTSE International Limited (“FTSE”); the Swiss Market Index (Bloomberg symbol, “SMI”), as published by SIX Group Ltd. (“SIX Group”); and the S&P/ASX 200 Index (Bloomberg symbol, “AS51”), as published by S&P Dow Jones Indices LLC (“S&P”); see “The Basket and the Basket Underliers” below.
Specified Currency:	U.S. dollars (“$”)
Face Amount:	Each note will have a face amount of $1,000; $3,487,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement.
Purchase at amount other than face amount:	The amount we will pay you at the Stated Maturity Date for your notes will not be adjusted based on the price to public you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the Stated Maturity Date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated Buffer Level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. Additionally, the Cap Level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Risk Factors — If you purchase your notes at a premium to face amount, the return on your investment will be lower than the return on notes purchased at face amount and the impact of certain key terms of the notes will be negatively affected” on page PS-21 of this pricing supplement.
Trade Date:	August 18, 2023
Original Issue Date (Settlement Date):	August 25, 2023
Determination Date:	October 22, 2025, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Stated Maturity Date:	October 24, 2025, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.

Cash Settlement Amount:

For each $1,000 face amount of your notes, we will pay you on the Stated Maturity Date an amount in cash equal to:

•      if the Final Basket Level is greater than or equal to the Cap Level, the Maximum Settlement Amount;

•      if the Final Basket Level is less than the Cap Level but greater than the Initial Basket Level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Upside Participation Rate times (iii) the Basket Return;

•      if the Final Basket Level is equal to or less than the Initial Basket Level but greater than or equal to the Buffer Level, $1,000; or

•      if the Final Basket Level is less than the Buffer Level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Buffer Rate times (iii) the sum of the Basket Return plus the Buffer Amount.

Maximum Settlement Amount:	$1,506.00 per $1,000 face amount of the notes
Upside Participation Rate:	200.00%
Cap Level:	125.30% of the Initial Basket Level
Buffer Level:	82.50, which is 82.50% of the Initial Basket Level
Buffer Amount:	17.50%
Buffer Rate:	The quotient of the Initial Basket Level divided by the Buffer Level, which equals approximately 121.21%.
Initial Basket Level:	100.00
Initial Weighted Value:	The initial weighted value for each of the Basket Underliers is equal to the product of the initial weight of such Basket Underlier times the Initial Basket Level. The initial weight of each Basket Underlier is shown in the table below:

Basket Underlier	Initial Weight in Basket	Initial Index Level
EURO STOXX 50® Index	36.00%	4,212.95
TOPIX® Index	26.00%	2,237.29
FTSE® 100 Index	17.00%	7,262.43
Swiss Market Index	12.00%	10,839.06
S&P/ASX 200 Index	9.00%	7,148.062

Initial Index Level:	The Official Closing Level of each Basket Underlier on the Trade Date.
Final Index Level:	The Official Closing Level of each Basket Underlier on the Determination Date.
Final Basket Level:	The sum of the following: (1) the final index level of the EURO STOXX 50® Index divided by the initial index level of the EURO STOXX 50® Index, multiplied by the initial weighted value of the EURO STOXX 50® Index plus (2) the final index level of the TOPIX® Index divided by the initial index level of the TOPIX® Index, multiplied by the initial weighted value of the TOPIX® Index plus (3) the final index level of the FTSE® 100 Index divided by the initial index level of the FTSE® 100 Index, multiplied by the initial weighted value of the FTSE® 100 Index plus (4) the final index level of the Swiss Market Index divided by the initial index level of the Swiss Market Index, multiplied by the initial weighted value of the Swiss Market Index plus (5) the final index level of the S&P/ASX 200 Index divided by the initial index level of the S&P/ASX 200 Index, multiplied by the initial weighted value of the S&P/ASX 200 Index.
Official Closing Level:	As described under “Additional Terms of the Notes –– Official Closing Level” on page S-86 of the accompanying Equity Index Underlying Supplement.

Basket Return:	The quotient of (1) the Final Basket Level minus the Initial Basket Level divided by (2) the Initial Basket Level, expressed as a percentage.
Market Disruption Events:

Notwithstanding the definition of “Market Disruption Event” in the accompanying Equity Underlying Supplement, “Market Disruption Event” means, with respect to a Basket Underlier on any given Trading Day,

•      a suspension, absence or material limitation of trading in Basket Underlier Stocks (as defined below) constituting 20% or more, by weight, of the Basket Underlier on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

•      a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the Basket Underlier or to Basket Underlier Stocks constituting 20% or more, by weight, of such Basket Underlier in their respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•      Basket Underlier Stocks constituting 20% or more, by weight, of the Basket Underlier, or option or futures contracts, if available, relating to such Basket Underlier or to Basket Underlier Stocks constituting 20% or more, by weight, of such Basket Underlier do not trade on what were the respective primary markets for those Basket Underlier Stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of us or any of our affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the notes. For more information about hedging by us and/or any of our affiliates, see “Use of Proceeds and Hedging” in the prospectus supplement.

The following events will not be Market Disruption Events with respect to a Basket Underlier:

•      a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•      a decision to permanently discontinue trading in the option or futures contracts relating to the Basket Underlier or to any Underlier Stock.

For this purpose, an “absence of trading” in the primary securities market on which a Basket Underlier Stock, or on which option or futures contracts, if available, relating to a Basket Underlier or to any Basket Underlier Stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in a Basket Underlier Stock or in option or futures contracts, if available, relating to a Basket Underlier or to any Basket Underlier Stock in the primary market for that stock or those contracts, by reason of:

•      a price change exceeding limits set by that market,

•      an imbalance of orders relating to that Basket Underlier Stock or those contracts, or

•      a disparity in bid and ask quotes relating to that Basket Underlier Stock or those contracts,

will constitute a suspension or material limitation of trading in a Basket Underlier or those contracts in that market.

If a Market Disruption Event occurs or is continuing with respect to a Basket Underlier on the Determination Date, the calculation agent will postpone the determination of the Final Index Level for that Basket Underlier, but will determine the Final Index Level for any other Basket Underlier for which a Market Disruption Event does not occur on the originally scheduled Determination Date. See “Additional Terms of the Notes—Valuation Dates—For Notes where the Reference Asset is a basket of Indices” in the accompanying Equity Index Underlying Supplement.

Trading Day:	(i) with respect to the EURO STOXX 50® Index, a day on which the EURO STOXX 50® Index is scheduled to be calculated and published by the Basket Underlier Sponsor and (ii) with respect to each other Basket Underlier, as set forth under “Additional Terms of the Notes—Market Disruption Event” on page S-86 of the accompanying Equity Index Supplement. The accompanying Equity Index Underlying Supplement refers to a Trading Day as a “Scheduled Trading Day.”
Form of Notes:	Book-Entry
Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.
Calculation Agent:	HSBC Bank plc or one of its affiliates
CUSIP/ISIN:	40442B3D7 / US40442B3D72
Estimated Initial Value:	The Estimated Initial Value of the notes is less than the price you pay to purchase the notes. The Estimated Initial Value does not represent a minimum price at which we or any of its affiliates would be willing to purchase your notes in the secondary market, if any, at any time. See “Risk Factors — The Estimated Initial Value of the notes, which was determined by us on the Trade Date, is less than the price to public and may differ from the market value of the notes in the secondary market, if any.”

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement, all references to each of the following terms used in the accompanying Equity Index Underlying Supplement will be deemed to refer to the corresponding term used in this pricing supplement, as set forth in the table below:

Equity Index Underlying Supplement Term	Pricing Supplement Term
maturity date	Stated Maturity Date
Final Valuation Date	Determination Date
principal amount	face amount
Basket Component	Basket Underlier
Reference Sponsor	Basket Underlier Sponsor
Scheduled Trading Day	Trading Day

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the notes, by acquiring the notes, each holder and beneficial owner of the notes acknowledges, accepts and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by a relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended (the “Banking Act”), a relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which a relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (as amended, the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA).

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of HSBC Bank plc or another person (and the issue to, or conferral on, the holder or beneficial owner of the notes of such shares, securities or obligations); (iii) the cancellation of the notes and/or (iv) the amendment or alteration of the maturity of the notes, or amendment of the amount of interest or any other amounts due on the notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by a relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the notes further acknowledges and agrees that the rights of the holders and beneficial owners of the notes are subject to, and will be varied, if necessary, to give effect to, the exercise of any U.K. Bail-in Power by a relevant U.K. resolution authority.

For more information, please see “Risk Factors — You may lose some or all of your investment if any U.K. Bail-in Power is exercised by a relevant U.K. Resolution Authority” in this document and “Description of Debt Securities — Agreement with Respect to the Exercise of UK Bail-in Power” in the accompanying prospectus and “Risk Factors — Risks Relating to all note Issuances — Under the terms of your notes, you will agree to be bound by the exercise of any UK bail-in power by the relevant UK resolution authority,” “— The notes are the subject of the UK bail-in power, which may result in your notes being written down to zero or converted into other securities, including unlisted equity securities,” “—Your rights may be limited in respect of the exercise of the UK bail-in power by the relevant UK resolution authority,” “— Other powers contemplated by the Banking Act may affect your rights under, and the value of your investment in, the notes” and “— The circumstances under which the relevant UK resolution authority would exercise its UK bail-in power or other resolution tools under the Banking Act or future legislative or regulatory proposals are uncertain, which may affect the value of your notes” in the accompanying prospectus supplement.

The preceding discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

HYPOTHETICAL EXAMPLES

The following table, examples and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical Final Basket Levels or hypothetical closing levels of the Basket Underliers, as applicable, on the Determination Date could have on the Cash Settlement Amount at maturity assuming all other variables remain constant.

The examples below are based on a range of Final Basket Levels and closing levels of the Basket Underliers that are entirely hypothetical; the level of the Basket on any day throughout the life of the notes, including the Final Basket Level on the Determination Date, cannot be predicted. The Basket Underliers have been highly volatile in the past — meaning that the level of each Basket Underlier has changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the Original Issue Date at the face amount and held to the Stated Maturity Date. If you sell your notes in a secondary market prior to the Stated Maturity Date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the Basket Underliers and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes were set on the Trade Date (as determined by reference to pricing models used by us) is less than the original price to public of your notes. For more information on the estimated value of your notes, see “Risk Factors — The Estimated Initial Value of the notes, which was determined by us on the Trade Date, is less than the price to public and may differ from the market value of the notes in the secondary market, if any” on page PS-19 of this pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face Amount	$1,000
Upside participation rate	200.00%
Initial Basket Level	100
Cap Level	125.30% of the Initial Basket Level
Hypothetical Maximum Settlement Amount	$1,506.00
Buffer Level	82.50% of the Initial Basket Level
Buffer Rate	Approximately 121.21%
Buffer Amount	17.50%
Neither a Market Disruption Event nor a non-Trading Day with respect to any Basket Underlier occurs on the originally scheduled Determination Date
No change in or affecting any of the Basket Underlier Stocks or the methods by which the Basket Underlier Sponsors calculate the Basket Underliers
Notes purchased on the Original Issue Date at the face amount and held to the Stated Maturity Date

The actual performance of the Basket over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical levels of the Basket Underliers shown elsewhere in this pricing supplement. For information about the historical levels of the Basket Underliers during recent periods, see “The Basket and the Basket Underliers” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the Basket Underliers between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the Basket Underlier Stocks.

The levels in the left column of the table below represent hypothetical Final Basket Levels and are expressed as percentages of the Initial Basket Level. The amounts in the right column represent the hypothetical Cash Settlement Amount, based on the corresponding hypothetical Final Basket Level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical Cash Settlement Amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the Stated Maturity Date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical Final Basket Level and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
200.000%	150.600%
175.000%	150.600%
150.000%	150.600%
130.000%	150.600%
125.300%	150.600%
120.000%	140.000%
110.000%	120.000%
105.000%	110.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
82.500%	100.000%
80.000%	96.970%
50.000%	60.606%
25.000%	30.303%
0.000%	0.000%

If, for example, the Final Basket Level were determined to be 25.000% of the Initial Basket Level, the Cash Settlement Amount that we would deliver on your notes at maturity would be approximately 30.303% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the Original Issue Date at the face amount and held them to the Stated Maturity Date, you would lose approximately 69.697% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). If the Final Basket Level were determined to be 0.000% of the Initial Basket Level, you would lose your entire investment in the notes. In addition, if the Final Basket Level were determined to be 200.000% of the Initial Basket Level, the Cash Settlement Amount that we would deliver on your notes at maturity would be capped at the Maximum Settlement Amount, or 150.600% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the Stated Maturity Date, you would not benefit from any increase in the Final Basket Level over 125.300% of the Initial Basket Level.

The following chart shows a graphical illustration of the hypothetical Cash Settlement Amounts that we would pay on your notes on the Stated Maturity Date, if the Final Basket Level were any of the hypothetical levels shown on the horizontal axis. The hypothetical Cash Settlement Amounts in the chart are expressed as percentages of the face amount of your notes and the hypothetical Final Basket Levels are expressed as percentages of the Initial Basket Level. The chart shows that any hypothetical Final Basket Level of less than 82.50% (the section left of the 82.50% marker on the horizontal axis) would result in a hypothetical Cash Settlement Amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical Final Basket Level of greater than or equal to 125.300% (the section right of the 125.300% marker on the horizontal axis) would result in a capped return on your investment.

The following examples illustrate the hypothetical Cash Settlement Amount at maturity based on hypothetical Final Index Levels of each Basket Underlier, calculated based on the key terms and assumptions above. The hypothetical Initial Index Level for each Basket Underlier of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Index Level for that Basket Underlier. The actual Initial Level for each Basket Underlier is set forth above. For historical data regarding the actual closing levels of the Basket Underliers, please see the historical information set forth below under “The Basket and the Basket Underliers.”

The levels in Column A represent the hypothetical Initial Index Levels for each Basket Underlier, and the levels in Column B represent the hypothetical Final Index Levels for each Basket Underlier. The percentages in Column C represent the hypothetical Final Index Levels in Column B expressed as percentages of the corresponding hypothetical Initial Index Levels in Column A. The amounts in Column D represent the applicable Initial Weighted Value for each Basket Underlier, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The Final Basket Level for each example is shown beneath each example, and will equal the sum of the five products shown in Column E. The Basket Return for each example is shown beneath the Final Basket Level for such example, and will equal the quotient of (i) the Final Basket Level for such example minus the Initial Basket Level divided by (ii) the Initial Basket Level, expressed as a percentage. The numbers shown below may have been rounded for ease of analysis.

Example 1: The Final Basket Level is greater than the Cap Level. The Cash Settlement Amount equals the Maximum Settlement Amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Index Level	Hypothetical Final Index Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	100.00	180.00	180.00%	36.00	64.80
TOPIX® Index	100.00	180.00	180.00%	26.00	46.80
FTSE® 100 Index	100.00	155.00	155.00%	17.00	26.35
Swiss Market Index	100.00	180.00	180.00%	12.00	21.60
S&P/ASX 200 Index	100.00	180.00	180.00%	9.00	16.20
			Final Basket Level		175.75
			Basket Return		75.75%

In this example, all of the hypothetical Final Index Levels for the Basket Underliers are greater than the applicable hypothetical Initial Index Levels, which results in the hypothetical Final Basket Level being greater than the Initial Basket Level of 100.00. Since the hypothetical Final Basket Level is greater than the hypothetical Cap Level, the hypothetical Cash Settlement Amount that we would deliver on your notes at maturity would be capped at the Maximum Settlement Amount of $1,506.00 for each $1,000 face amount of your notes (i.e., 150.600% of each $1,000 face amount of your notes).

Example 2: The Final Basket Level is greater than the Initial Basket Level but less than the Cap Level.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Index Level	Hypothetical Final Index Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	100.00	101.00	101.00%	36.00	36.36
TOPIX® Index	100.00	102.00	102.00%	26.00	26.52
FTSE® 100 Index	100.00	103.00	103.00%	17.00	17.51
Swiss Market Index	100.00	125.00	125.00%	12.00	15.00
S&P/ASX 200 Index	100.00	140.00	140.00%	9.00	12.60
			Final Basket Level		107.99
			Basket Return		7.99%

In this example, all of the hypothetical Final Index Levels for the Basket Underliers are greater than the applicable hypothetical Initial Index Levels, which results in the hypothetical Final Basket Level being greater than the Initial Basket Level of 100.00. Since the hypothetical Final Basket Level is less than the hypothetical Cap Level, the hypothetical Cash Settlement Amount for each $1,000 face amount of your notes will equal:

Cash Settlement Amount = $1,000 + ($1,000 × 200.00% × 7.99%) = $1,159.80

Example 3: The Final Basket Level is less than the Initial Basket Level but greater than the Buffer Level. The Cash Settlement Amount equals the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Index Level	Hypothetical Final Index Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	100.00	95.00	95.00%	36.00	34.20
TOPIX® Index	100.00	95.00	95.00%	26.00	24.70
FTSE® 100 Index	100.00	95.00	95.00%	17.00	16.15
Swiss Market Index	100.00	95.00	95.00%	12.00	11.40
S&P/ASX 200 Index	100.00	95.00	95.00%	9.00	8.55
			Final Basket Level		95.00
			Basket Return		-5.00%

In this example, all of the hypothetical Final Index Levels for the Basket Underliers are less than the applicable hypothetical Initial Index Levels, which results in the hypothetical Final Basket Level being less than the Initial Basket Level of 100.00. Since the hypothetical Final Basket Level of 95.00 is greater than the Buffer Level of 82.50% of the Initial Basket Level but less than the Initial Basket Level of 100.00, the hypothetical Cash Settlement Amount for each $1,000 face amount of your notes will equal the face amount of the note, or $1,000.

Example 4: The Final Basket Level is less than the Buffer Level. The Cash Settlement Amount is less than the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Index Level	Hypothetical Final Index Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	100.00	50.00	50.00%	36.00	18.00
TOPIX® Index	100.00	100.00	100.00%	26.00	26.00
FTSE® 100 Index	100.00	50.00	50.00%	17.00	8.50
Swiss Market Index	100.00	135.00	135.00%	12.00	16.20
S&P/ASX 200 Index	100.00	135.00	135.00%	9.00	12.15
			Final Basket Level		80.85
			Basket Return		-19.15%

In this example, the hypothetical Final Index Level of each of the EURO STOXX 50® Index and the FTSE® 100 Index is less than its respective hypothetical Initial Index Level, while the hypothetical Final Index Level of the TOPIX® Index is equal to its hypothetical Initial Index Level and the hypothetical Final Index Levels of the Swiss Market Index and S&P/ASX 200 Index are greater than their respective Initial Index Levels.

Because the Basket is unequally weighted, increases in the lower weighted Basket Underliers will be offset by decreases in the more heavily weighted Basket Underliers. In this example, the large declines in the EURO STOXX 50® Index and the FTSE® 100 Index result in the hypothetical Final Basket Level being less than the Buffer Level of 82.50% of the Initial Basket Level even though the TOPIX® Index remained flat and the Swiss Market Index and the S&P/ASX 200 Index increased.

Since the hypothetical Final Basket Level of 80.85 is less than the Buffer Level of 82.50% of the Initial Basket Level, the hypothetical Cash Settlement Amount for each $1,000 face amount of your notes will equal:

Cash Settlement Amount = $1,000 + ($1,000 × 121.21% × (-19.15% + 17.50%)) = $980.00

Example 5: The Final Basket Level is less than the Buffer Level. The Cash Settlement Amount is less than the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Index Level	Hypothetical Final Index Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	100.00	50.00	50.00%	36.00	18.00
TOPIX® Index	100.00	60.00	60.00%	26.00	15.60
FTSE® 100 Index	100.00	60.00	60.00%	17.00	10.20
Swiss Market Index	100.00	65.00	65.00%	12.00	7.80
S&P/ASX 200 Index	100.00	55.00	55.00%	9.00	4.95
			Final Basket Level		56.55
			Basket Return		-43.45%

In this example, the hypothetical Final Index Levels for all of the Basket Underliers are less than the applicable hypothetical Initial Index Levels, which results in the hypothetical Final Basket Level being less than the Initial Basket Level of 100.00. Since the hypothetical Final Basket Level of 56.55 is less than the Buffer Level of 82.50% of the Initial Basket Level, the hypothetical Cash Settlement Amount for each $1,000 face amount of your notes will equal:

Cash Settlement Amount = $1,000 + ($1,000 × 121.21% × (-43.45% + 17.50%)) = $685.45

The Cash Settlement Amounts shown above are entirely hypothetical; they are based on the hypothetical levels of the Basket Underliers that may not be achieved on the Determination Date and on assumptions that may prove to be erroneous. The actual market value of your notes on the Stated Maturity Date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical Cash Settlement Amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical Cash Settlement Amounts on notes held to the Stated Maturity Date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual price to public you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors —If you purchase your notes at a premium to face amount, the return on your investment will be lower than the return on notes purchased at face amount and the impact of certain key terms of the notes will be negatively affected” beginning on page PS-21 of this pricing supplement.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual Final Basket Level or what the market value of your notes will be on any particular Trading Day, nor can we predict the relationship between the level of each Basket Underlier and the market value of your notes at any time prior to the Stated Maturity Date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual Final Basket Level, which will be determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the Stated Maturity Date may be very different from the information reflected in the tables, examples and chart above.

INVESTOR SUITABILITY

The notes may be suitable for you if:

•	You are a retail investor outside the EEA or UK, or an institutional buyer (for restrictions on offers or sales to retail investors in the EEA and the UK, please see pages PS-29 - 30).

•	You have a basic knowledge of and/or experience with the risks associated with structured products, and you are willing to accept a medium or even high level of risks.

•	You seek an investment with an enhanced return linked to the potential positive performance of the Basket and you believe that the level of the Basket will increase over the term of the notes.

•	You are willing to invest in the notes based on the Maximum Settlement Amount indicated herein, which may limit your return at maturity.

•	You are willing to make an investment that is exposed to the negative Basket Return on an approximately 1.2121-to-1 basis for each percentage point that the Basket Return is less than -17.50%.

•	You understand that you may lose your entire face amount.

•	You are willing to accept the risk and return profile of the notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

•	You are willing to forgo dividends or other distributions paid to holders of the stocks included in any of the Basket Underliers.

•	You do not seek current income from your investment.

•	You do not seek an investment for which there is an active secondary market.

•	You are willing to hold the notes to maturity.

•	You are comfortable with the creditworthiness of HSBC, as Issuer of the notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The notes may not be suitable for you if:

•	You are a retail investor in the EEA or the UK as described under “Prohibition of sales to UK retail investors” and “Prohibition of sales to EEA retail investors” on pages PS-29 – 30.

•	You do not have a basic knowledge of and/or experience with the risks associated with structured products and/or are unwilling to accept a medium or even high level of risks.

•	You believe that the Basket Return will be negative or that the Basket Return will not be sufficiently positive to provide you with your desired return.

•	You are unwilling to invest in the notes based on the Maximum Settlement Amount indicated herein, which may limit your return at maturity.

•	You are unwilling to make an investment that is exposed to the negative Basket Return on an approximately 1.2121-to-1 basis for each percentage point that the Basket Return is less than -17.50%.

•	You seek an investment that provides full return of face amount.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

•	You prefer to receive the dividends or other distributions paid on the stocks included in any of the Basket Underliers.

•	You seek current income from your investment.

•	You seek an investment for which there will be an active secondary market.

•	You are unable or unwilling to hold the notes to maturity.

•	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and page S-1 in the Equity Index Underlying Supplement. Investing in the notes is not equivalent to investing directly in any of the stocks included in any of the Basket Underliers. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus supplement, prospectus and Equity Index Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the notes described in the following sections:

“— Risks Relating to All Note Issuances” in the prospectus supplement;

“— General Risks Related to Indices” in the Equity Index Underlying Supplement;

“—Securities Prices Generally Are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement; and

“—Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt notes.

Risks Relating to the Structure or Features of the Notes

Your investment in the notes may result in a loss.

The notes do not guarantee any return of principal. You will be exposed on a leveraged basis to any decline in the Basket from the Initial Basket Level to the Final Basket Level by more than the Buffer Amount, which will magnify your losses. You will lose up to 100% of your face amount at maturity if the Final Basket Level is less than the Buffer Level.

The return on the notes is limited by the return represented by the Maximum Settlement Amount.

You will not participate in any appreciation in the level of the Basket beyond the Cap Level. You will not receive a return on the notes greater than the return represented by the Maximum Settlement Amount. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the securities included in the Basket Underliers.

The amount payable on the notes is not linked to the level of the Basket at any time other than the Determination Date.

The Final Basket Level will depend on the Official Closing Levels of the Basket Underliers on the Determination Date, subject to postponement for non-Trading Days and certain Market Disruption Events. Even if the level of one or more of the Basket Underliers appreciates during the term of the notes other than on the Determination Date but then decreases on the Determination Date to a level that is less than its Initial Index Level, the Cash Settlement Amount may be less, and may be significantly less, than it would have been had the Cash Settlement Amount been linked to the levels of the Basket Underliers prior to such decrease. Although the actual levels of the Basket Underliers on the Stated Maturity Date or at other times during the term of the notes may be higher than their levels on the Determination Date, the Cash Settlement Amount will be based solely on the Official Closing Levels of the Basket Underliers on the Determination Date.

If the level of the Basket Underliers change, the market value of your notes may not change in the same manner.

Your notes may trade quite differently from the performances of the Basket Underliers. Changes in the levels of the Basket Underliers may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “—The market value of your notes may be influenced by many unpredictable factors” below.

Risks Related to the Basket Underliers

Changes that affect the Basket Underliers will affect the market value of the notes and the amount you will receive at maturity.

The policies of the Basket Underlier Sponsors concerning additions, deletions and substitutions of the constituents comprising the Basket Underliers and the manner in which the Basket Underlier Sponsors take account of certain changes affecting those constituents may affect the levels of the Basket Underliers. The policies of the Basket Underlier Sponsors with respect to the calculation of the Basket Underliers could also affect the levels of the Basket Underliers. The Basket Underlier Sponsors may discontinue or suspend calculation or dissemination of the Basket Underliers. Any such actions could affect the value of the notes.

An investment in the notes is subject to risks associated with non-U.S. companies.

The levels of the Basket Underliers depend upon the stocks of companies located outside of the U.S. and thus involve risks associated with the home countries of those non-U.S. companies, some of which are and have been experiencing economic stress. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event popularly known as “Brexit”). The effects of Brexit are uncertain, and among other things, Brexit has contributed and may continue to contribute to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the performance of these indices and, as a result, the value of the notes.

The notes will not be adjusted for changes in exchange rates.

Although the equity securities included in the Basket Underliers are traded in currencies other than the U.S. dollar, and your notes are denominated in U.S. dollars, the amount payable on your notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and these currencies. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the level of the applicable Basket Underlier, and therefore your notes. The amount we pay in respect of your notes on the Stated Maturity Date, if any, will be determined solely in accordance with the procedures described in this pricing supplement.

Even if our or our affiliates’ securities are tracked by an index, we or our affiliates will not have any obligation to consider your interests.

Our parent HSBC Holdings plc is currently one of the companies included in the FTSE® 100 Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the level of the above mentioned indices, or any other Index that tracks or may track our or our affiliates’ securities.

General Risk Factors

Credit risk of HSBC Bank plc.

The notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes.

The notes will not bear interest.

As a holder of the notes, you will not receive interest payments.

You may lose some or all of your investment if any U.K. Bail-in Power is exercised by a Relevant U.K. Resolution Authority.

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder and beneficial owner of the notes acknowledges, accepts and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by a relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, a U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the notes losing all or a part of the value of your investment in the notes or receiving a different security from the notes, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, a relevant U.K. resolution authority may exercise a U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the notes. The exercise of any U.K. Bail-in Power by a relevant U.K. resolution authority with respect to the notes will not be a default or an Event of Default (as each term is defined in the senior indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of a U.K. Bail-in Power by a relevant U.K. resolution authority with respect to the notes. See “Consent to U.K. Bail-in Power” in this document, “Description of Debt Securities — Agreement with Respect to the Exercise of UK Bail-in Power” in the accompanying prospectus and “Risk Factors — Risks Relating to all note Issuances — Under the terms of your notes, you will agree to be bound by the exercise of any UK bail-in power by the relevant UK resolution authority,” “— The notes are the subject of the UK bail-in power, which may result in your notes being written down to zero or converted into other securities, including unlisted equity securities,” “—Your rights may be limited in respect of the exercise of the UK bail-in power by the relevant UK resolution authority,” “— Other powers contemplated by the Banking Act may affect your rights under, and the value of your investment in, the notes” and “— The circumstances under which the relevant UK resolution authority would exercise its UK bail-in power or other resolution tools under the Banking Act or future legislative or regulatory proposals are uncertain, which may affect the value of your notes” in the accompanying prospectus supplement.

The notes are not insured or guaranteed by any governmental agency of the United States, the United Kingdom or any other jurisdiction.

The notes are not deposit liabilities or other obligations of a bank and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States, the United Kingdom or any other jurisdiction. An investment in the notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Cash Settlement Amount of the notes.

A change in the level of one or more Basket Underliers may be offset by a change in the levels of the other Basket Underliers.

A change in the level of one or more Basket Underliers on the Determination Date may not correlate with a change in the levels of the other Basket Underliers. The level of one or more Basket Underliers may increase, while the levels of the other Basket Underliers may not increase as much, or may even decrease. Therefore, in calculating the Final Basket Level, an increase in the level of one or more Basket Underliers may be moderated, or wholly offset, by lesser increases or decreases in the levels of the other Basket Underliers. This effect is further amplified by the differing weights of the Basket Underliers. Changes in the levels of the EURO STOXX 50® Index, the TOPIX® Index and the FTSE® 100 Index, which are more heavily weighted in the Basket, will have a larger impact than changes in the levels of the other Basket Underliers.

The Estimated Initial Value of the notes, which was determined by us on the Trade Date, is less than the price to public and may differ from the market value of the notes in the secondary market, if any.

The Estimated Initial Value of the notes was calculated by us on the Trade Date and is than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you. We determined the value of the embedded derivatives in the notes by reference to our internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the notes that are different from the Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time.

The price of your notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the notes and the costs associated with structuring and hedging our obligations under the notes. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Basket and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you.

If HSBC Securities (USA) Inc. were to repurchase your notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the notes in the secondary market, if any, and the value that HSBC Securities (USA) Inc. may initially use for customer account statements, if HSBC Securities (USA) Inc. provides any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 3 months after the Trade Date. This temporary price difference may exist because, in the discretion of HSBC Securities (USA) Inc., HSBC Securities (USA) Inc. may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes that we will no longer expect to incur over the term of the notes. HSBC Securities (USA) Inc. will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the notes and any agreement we may have with the distributors of the notes. The amount of our estimated costs which HSBC Securities (USA) Inc. effectively reimburses to investors in this way may not be allocated ratably throughout the reimbursement period, and HSBC

Securities (USA) Inc. may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the notes based on changes in market conditions and other factors that cannot be predicted.

The notes lack liquidity.

The notes will not be listed on any securities exchange or automated quotient system. Neither we nor any of our affiliates are required to offer to purchase the notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which we or any of our affiliates is willing to buy the notes.

The market value of your notes may be influenced by many unpredictable factors.

The following factors, among others, many of which are beyond our control, may influence the market value of your notes:

•	the volatility — i.e., the frequency and magnitude of changes — of the levels of the Basket Underliers;
•	the levels of the Basket Underliers, the Upside Participation Rate, the Cap Level and the Buffer Level;
•	the dividend rates of the stocks underlying the Basket Underliers;
•	economic, financial, regulatory, political, military and other events that affect stock markets generally and the stocks underlying the Basket Underliers, which may affect the Official Closing Levels of the Basket Underliers;
•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. For example, the calculation agent will determine whether a Market Disruption Event occurs in its sole discretion. In making that determination, the calculation agent will use information that may not be easily obtainable by investors. See “Summary Information—Market Disruption Events” above. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We will not have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of your notes

It is possible that hedging activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. If the distributor from which you purchase notes is to conduct hedging activities for us in connection with the notes, that distributor may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

You have no shareholder rights or rights to receive any Basket Underlier Stock.

Investing in your notes will not make you a holder of any of the stocks included in the Basket Underliers (the “Basket Underlier Stocks”). Neither you nor any other holder or owner of your notes will have any rights with respect to the Basket Underlier Stocks, including voting rights, any right to receive dividends or other distributions, any rights to make a claim against the Basket Underlier Stocks or any other rights of a holder of the Basket Underlier Stocks. Your notes will be paid in cash and you will have no right to receive delivery of any Basket Underlier Stocks.

Past performance is no guide to future performance.

The actual performance of the Basket Underliers over the life of the notes, as well as the amount payable at maturity, if any, may bear little relation to the historical closing levels of the Basket Underliers or to the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Basket.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in the notes, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

We may sell an additional aggregate face amount of the notes at a different price to public.

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The price to public of the notes in the subsequent sale may differ substantially (higher or lower) from the original price to public you paid as provided on the cover of this pricing supplement.

If you purchase your notes at a premium to face amount, the return on your investment will be lower than the return on notes purchased at face amount and the impact of certain key terms of the notes will be negatively affected.

The Cash Settlement Amount will not be adjusted based on the price to public you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the Stated Maturity Date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the Stated Maturity Date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the Buffer Level and the Cap Level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the Cap Level will only permit a lower positive return in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount. Similarly, the Buffer Level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The Basket is comprised of five Basket Underliers with the following initial weights within the basket: the EURO STOXX 50® Index (36.00% weighting), the TOPIX® Index (26.00% weighting), the FTSE® 100 Index (17.00% weighting), the Swiss Market Index (12.00% weighting) and the S&P/ASX 200 Index (9.00% weighting).

All information contained in this pricing supplement regarding the Basket Underliers including, without limitation, their make-up, method of calculation and changes in their components and their historical closing values, is derived from publicly available information prepared by the Basket Underlier Sponsors. Such information reflects the policies of, and is subject to change by, the Basket Underlier Sponsors. The Basket Underlier Sponsors own the copyrights and all rights to the Basket Underliers. The Basket Underlier Sponsors are under no obligation to continue to publish, and may discontinue publication of, the Basket Underliers. The consequences of any Basket Underlier Sponsor discontinuing or modifying the applicable Basket Underlier are described in the section entitled “Additional Terms of the Notes— Discontinuance or Modification of an Index” on page S-86 of the accompanying Equity Index Underlying Supplement.

The closing levels of the Basket Underliers have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing levels of the Basket Underliers during the period shown below is not an indication that the Basket Underliers are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the Basket Underliers as an indication of their future performance. We cannot give you any assurance that the future performance of the Basket Underliers or the component stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the Stated Maturity Date.

Neither we nor any of our affiliates make any representation to you as to the future performance of the Basket Underliers. The actual performance of the Basket Underliers over the life of the offered notes, as well as the Cash Settlement Amount, may bear little relation to the historical closing levels shown below.

EURO STOXX 50® Index

The SX5E was created by STOXX, which is owned by Deutsche Börse AG. The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

Information regarding the EURO STOXX 50® Index (including information regarding the countries represented by the securities included in this Basket Underlier and their respective weightings, the industries represented by the securities included in the Basket Underlier and their respective weightings and the top ten components of this Basket Underlier and their respective weightings) may be found on STOXX’s website. That information is updated from time to time on that website. Please note that information included in that website is not included or incorporated by reference in this pricing supplement.

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page S-12 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the EURO STOXX 50® Index

The following graph sets forth the historical performance of the SX5E based on the daily historical closing levels from August 16, 2013 through August 18, 2023. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The TOPIX® Index

The TPX is a free float-adjusted market capitalization-weighted index of all companies listed on the First Section of the Tokyo Stock Exchange. Publication of the TPX began on July 1, 1969, with a base point of 100 as of the base date of January 4, 1968. The TPX is published by the Tokyo Stock Exchange, Inc. (the “TSE”) and the TSE is responsible for calculating and publishing the TPX.

Information regarding the TOPIX® Index (including information regarding the industries represented by the securities included in this Basket Underlier and their respective weightings and the securities included in this Basket Underlier and their respective weightings) may be found on TSE’s website. That information is updated from time to time on that website. Please note that information included in that website is not included or incorporated by reference in this pricing supplement.

For more information about the TPX, see “The TOPIX® Index” beginning on page S-82 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the TOPIX® Index

The following graph sets forth the historical performance of the TPX based on the daily historical closing levels from August 16, 2013 through August 18, 2023. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The FTSE® 100 Index

The UKX is a capitalization-weighted index of the 100 most highly capitalized companies traded on the London Stock Exchange. The equities use an investibility weighting in the index calculation. The UKX was developed with a base level of 1,000 as of December 30, 1983.

Information regarding the FTSE® 100 Index (including information regarding the industries represented by the securities included in this Basket Underlier and their respective weightings and the top five components of this Basket Underlier and their respective weightings) may be found on FTSE’s website. That information is updated from time to time on that website. Please note that information included in that website is not included or incorporated by reference in this pricing supplement.

Companies are required to have greater than 5% of the company’s voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders in order to be eligible for index inclusion.

For more information about the UKX, see “The FTSE® 100 Index” on page S-16 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the FTSE® 100 Index

The following graph sets forth the historical performance of the UKX based on the daily historical closing levels from August 16, 2013 through August 18, 2023. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The Swiss Market Index

The Swiss Market Index (the “SMI”):

▪     was first launched with a base level of 1,500 as of June 30, 1988; and

▪     is sponsored, calculated, published and disseminated by the SIX Exchange.

The SMI is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the SIX Swiss Exchange. The SMI represents more than 75% of the free-float market capitalization of the entire Swiss market.

Information regarding the SMI (including information regarding the top ten securities included in the Basket Underlier and their respective weights and the industries represented by the securities included in this Basket Underlier and their respective weightings) may be found on SIX Exchange’s website. That information is updated from time to time on that website. Please note that information included in that website is not included or incorporated by reference in this pricing supplement.

For more information about the SMI, see “The Swiss Market Index” on page S-84 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the Swiss Market Index

The following graph sets forth the historical performance of the SMI based on the daily historical closing levels from August 16, 2013 through August 18, 2023. We obtained the closing prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The S&P/ASX 200 Index

The S&P/ASX 200 Index (Bloomberg ticker “AS51”):

▪  was first launched in 1979 by the Australian Securities Exchange and was acquired and re-launched by its current Index sponsor on April 3, 2000; and

▪  is sponsored, calculated, published and disseminated by S&P.

The S&P/ASX 200 Index includes 200 companies and covers approximately 80% of the Australian equity market by market capitalization. The S&P/ASX 200 Index is not limited solely to companies having their primary operations or headquarters in Australia or to companies having their primary listing on the Australian Securities Exchange (the “ASX”). All ordinary and preferred shares (if such preferred shares are not of a fixed income nature) listed on the ASX, including secondary listings, are eligible for the S&P/ASX 200 Index.

Information regarding the S&P/ASX 200 Index (including information regarding the top ten components of this Basket Underlier, the industries represented by the securities included in this Basket Underlier and their respective weights and the countries represented by the securities included in this Basket Underlier and their respective weights) may be found on S&P’s website. That information is updated from time to time on that website. Please note that information included in that website is not included or incorporated by reference in this pricing supplement.

For more information about the ASX, see “The S&P/ASX 200 Index” on page S-74 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the S&P/ASX 200 Index

The following graph sets forth the historical performance of the AS51 based on the daily historical closing levels from August 16, 2013 through August 18, 2023. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

Hypothetical Performance of the Basket

The following graph is based on the hypothetical Basket closing levels for the period from August 16, 2013 through August 18, 2023, assuming that the Basket closing level was 100 on August 16, 2013. We derived the hypothetical Basket closing levels based on the method used to calculate the Basket closing level as described in this pricing supplement and on actual closing levels of the relevant Basket Underliers on the relevant dates.

Basket Chart

EVENTS OF DEFAULT AND ACCELERATION

If the notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus, and which, for the avoidance of doubt, excludes the UK Bail-In Powers) (as defined in the senior indenture) with respect to the notes, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Summary Information—Cash Settlement Amount” in this pricing supplement. In that case, the Trading Day immediately preceding the date of acceleration will be used as the Determination Date for purposes of determining the Basket Return, and the accelerated maturity date will be three business days after the accelerated Determination Date. If a Market Disruption Event exists with respect to any Basket Underlier on that Trading Day, then the accelerated Determination Date for that Basket Underlier will be postponed for up to five Trading Days (in the same manner used for postponing the originally scheduled Determination Date). The accelerated maturity date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Basket Underlier on the Trading Day immediately preceding the date of acceleration, the determination of that Basket Underlier’s relevant levels will be made on that date, irrespective of the existence of a Market Disruption Event with respect to another Basket Underlier occurring on that date.

If the notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

HSBC Bank plc has agreed to sell to HSBC Securities (USA) Inc., and HSBC Securities (USA) Inc. has agreed to purchase from HSBC Bank plc, the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. HSBC Securities (USA) Inc. has agreed to offer the notes to the public at the price to public set forth on the cover page of this pricing supplement, and to certain unaffiliated securities dealers at such price. A fee will also be paid to a broker dealer in which an affiliate of Goldman Sachs & Co. LLC holds an indirect minority equity interest for services it is providing in connection with this offering. Goldman Sachs & Co. LLC is acting as a dealer in connection with the distribution of the notes. Neither HSBC Bank plc nor any of its affiliates will pay any underwriting discount in connection with the distribution of the notes.

In addition, HSBC Securities (USA) Inc. or any of its affiliates or agents may use this final pricing supplement in market-making transactions after the initial sale of the notes, but is under no obligation to make a market in the notes and may discontinue any market-making activities at any time without notice.

Delivery of the notes will be made against payment for the notes on the Original Issue Date set forth above, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-89 in the prospectus supplement.

Selling Restrictions

Prohibition of sales to UK retail investors. The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No. 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Prohibition of sales to EEA retail investors. The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “EU Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling such notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The preceding discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Singapore Selling Restriction

This document has not been registered or will be registered as a prospectus with the Monetary Authority of Singapore. The notes may not be offered or sold, nor may the notes be the subject of an invitation for subscription or purchase, whether directly or indirectly, nor may this document or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (b) to a relevant person (as defined in Section 275(2) of the SFA) who is also an Exempt Investor pursuant to Section 275(1) of the SFA, or any Exempt Investor pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivative contracts (each term as defined in Section 2 (1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(2)	where no consideration is or will be given for the transfer;
(3)	where the transfer is by operation of law;
(4)	as specified in Section 276(7) of the SFA; or
(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

An “Exempt Investor” refers to any person mentioned under Regulation 2 of the Securities and Futures (Capital Markets Products) Regulations 2018, under which an issuer is exempt from complying with Section 309B(1) of the SFA in relation to an offer of any capital markets products, if the offer is made to any such person.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain as to both the timing and character of any inclusion in income in respect of the notes. Under one approach, a note should be treated as a pre-paid executory contract with respect to the Basket Underliers. We intend to treat the notes consistent with this approach. Pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a note as a pre-paid executory contract with respect to the Basket Underliers. Pursuant to this approach, we do not intend to report any income or gain with respect to the notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the note for more than one year at such time for U.S. federal income tax purposes. If the notes are held by the same U.S. holder until maturity, that holder’s holding period will generally include the maturity date.

We will not attempt to ascertain whether any of the entities whose stock is included in any Basket Underlier would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in any Basket Underlier were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Basket Underliers and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in any Basket Underlier is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on the Issuer’s determination that the notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the notes. However, it is possible that the notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Basket Underliers or the notes, and following such occurrence the notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Basket Underliers or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

VALIDITY OF THE NOTES

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes pursuant to the senior indenture referred to in the prospectus supplement dated August 31, 2022, and issued and paid for as contemplated herein, the notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the senior indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York and the federal laws of the United States of America. Insofar as this opinion involves matters governed by English law, Mayer Brown LLP has relied, with the Issuer’s permission, on the opinion of Mayer Brown International LLP, dated as of August 31, 2022, filed as an exhibit to the Registration Statement by the Issuer on August 31, 2022, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Mayer Brown International LLP. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated August 31, 2022, which has been filed as Exhibit 5.3 to the Issuer’s Registration Statement on Form F-3 dated August 31, 2022.

You should only rely on the information contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

TABLE OF CONTENTS

Pricing Supplement

Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The EURO STOXX 50® Banks Index	S-14
The FTSE® 100 Index	S-16
The Hang Seng® Index	S-17
The Hang Seng China Enterprises Index	S-19
The KOSPI 200 Index	S-21
The MSCI Indices	S-23
The NASDAQ 100 Index®	S-30
The Nikkei Stock Average	S-33
The NYSE® FANG+™ Index	S-35
The PHLX Housing Sector Index	S-40
The Russell 2000® Index	S-44
The S&P 100® Index	S-47
The S&P 500® Index	S-54
The S&P 500® Low Volatility Index	S-61
The S&P BRIC 40 Index	S-64
The S&P MidCap 400® Index	S-67
The S&P/ASX 200 Index	S-74
The S&P 500® ESG Index	S-77
The TOPIX® Index	S-82
The Swiss Market Index	S-84
Additional Terms of the Notes	S-86

Prospectus Supplement

Risk Factors	S-1
Pricing Supplement	S-16
Description of Notes	S-18
Use of Proceeds and Hedging	S-61
Certain Considerations Related to ERISA and other US Benefit Plans	S-62
U.S. Federal Income Tax Considerations	S-64
Supplemental Plan of Distribution (Conflicts of Interest)	S-89
Prospectus
About this Prospectus	3
Certain Definitions and Presentation of Financial Information	3
Limitation on Enforcement of U.S. Laws Against the Company, its Management and Others	5
Cautionary Statement Regarding Forward Looking Statements	5
Where You Can Find More Information About the Company	5
HSBC Bank plc	7
Risk Factors	8
Use of Proceeds	9
Consolidated Capitalization and Indebtedness of the Company	10
Description of Debt Securities	11
Book Entry Procedures	22
Taxation	27
Plan of Distribution (Conflicts of Interest)	35
Legal Opinions	39
Experts	40

HSBC Bank plc

$3,487,000

Leveraged Buffered Capped Basket-Linked Notes due October 24, 2025

HSBC Securities (USA) Inc.